                                                                                                                                Exhibit 99.1

macy's inc.

Contacts:

Media - Jim Sluzewski

                513/579-7764

Investor – Matt Stautberg

                513/579-7780

FOR IMMEDIATE RELEASE

MACY'S, INC. REPORTS FIRST QUARTER EARNINGS OF 43 CENTS PER DILUTED SHARE, A 43% INCREASE

CINCINNATI, Ohio, May 9, 2012 – Macy's, Inc. today reported significantly increased sales and earnings for the first quarter of 2012, the 13-week period ended April 28, 2012. Earnings for the quarter were 43 cents per diluted share, an increase of 43 percent compared with 30 cents per diluted share in the same period last year.

“The momentum in our business at Macy's and Bloomingdale's continued to build in the first quarter, with sales and earnings that exceeded our expectations going into the year. The quarterly data clearly demonstrates the strength of our results as we continue to implement our key strategies - My Macy's merchandise localization; omnichannel integration of stores, online and mobile; and MAGIC Selling for enhanced customer engagement,” said Terry J. Lundgren, Macy's, Inc. chairman, president and chief executive officer.

“We are as excited about the future as we have been about the significant progress we have made over the past several years to build a culture of growth at Macy's, Inc.,” Lundgren said. “In particular, we feel very good about the business opportunities in front of us for the remainder of fiscal 2012. This spring, Macy's significant national promotion featuring the fashions, colors and rhythms of Brazil is an example of a new dimension in merchandising and marketing innovation to capture the imaginations of our diverse customers.  We have numerous initiatives in place to generate continuous improvement at Macy's and Bloomingdale's in the coming quarters and years, including new thinking we recently announced for attracting customers in the Millennial generation.”

Sales

Sales in the first quarter of 2012 totaled $6.143 billion, an increase of 4.3 percent, compared with sales of $5.889 billion in the same period last year. On a same-store basis, Macy's, Inc.'s first quarter sales were up 4.4 percent in 2012 over 2011.

Online sales (macys.com and bloomingdales.com combined) were up 33.7 percent in the first quarter of 2012. Online sales are included in the same-store sales calculation for Macy's, Inc. and positively affected the company's same-store sales by 1.5 percentage points in the first quarter.

In the first quarter of 2012, Macy's opened new stores in Salt Lake City, UT, and Greendale, WI.

Operating Income

            Macy's, Inc.'s operating income totaled $391 million or 6.4 percent of sales for the first quarter of 2012, compared with $330 million or 5.6 percent of sales for the same period in 2011.

Cash Flow

Net cash provided by operating activities was $265 million in the first quarter of 2012, compared with $67 million in the first quarter last year. Net cash used by investing activities in the first quarter of 2012 was $202 million, compared with $64 million a year ago. Net cash used by financing activities in the first quarter of 2012 was $999 million, including $795 million used to repay debt. In the first quarter of 2011, net cash used by financing activities was $315 million, including $335 million used to repay debt.

The company repurchased approximately 5.4 million shares of its common stock for a total of approximately $214 million in the first quarter of 2012. At April 28, 2012, the company had remaining authorization to repurchase up to approximately $1.138 billion of its common stock.

Looking Ahead

The company continues to expect same-store sales to grow by approximately 3.5 percent for the remainder of the year. When added to the first quarter's reported results, same-store sales growth for fiscal 2012 as a whole now is expected to be approximately 3.7 percent - slightly higher than previous guidance for a same-stores sales increase of approximately 3.5 percent in fiscal 2012. The company reiterates its guidance for earnings per diluted share in fiscal 2012 of $3.25 to $3.30.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2011 sales of $26.4 billion. The company operates about 840 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's, as well as the macys.com and bloomingdales.com websites. The company also operates seven Bloomingdale's Outlet stores.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers’ outlets, the Internet, mail-order catalogs and television shopping and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

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(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom. A webcast of Macy's, Inc.'s call with analysts and investors will be held today (May 9) at 10:30 a.m. (ET). Macy's, Inc.'s webcast is accessible to the media and general public via the company's website at www.macysinc.com. Analysts and investors may call in on 1-866-290-0883, passcode 3234100. A replay of the conference call can be accessed on the Web site or by calling 1-888-203-1112 (same passcode) about two hours after the conclusion of the call.

Macy's, Inc. is scheduled to present at the Citi 2012 Global Consumer Conference at 12:30 p.m. ET on Tuesday, May 22, in New York City, as well as at the Morgan Stanley Retail & Restaurant Conference at 8:45 am. ET on Wednesday, May 23, in Boston. Media and investors may access a live audio webcast of each presentation at www.macysinc.com/ir beginning at 12:30 p.m. ET on May 22 and 8:45 a.m. ET on May 23. The webcast of both presentations will also be available for replay.)

MACY'S, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended		13 Weeks Ended

   April 28, 2012

   April 30, 2011

$	% to

Net sales

$	% to

Net sales

Net sales................................................................	$ 6,143		$ 5,889

Cost of sales (Note 2)............................................	3,757	61.2%	3,586	60.9%

Gross margin..........................................................	2,386	38.8%	2,303	39.1%

Selling, general and administrative expenses..............	(1,995)	(32.4%)	(1,973)	(33.5%)

Operating income....................................................	391	6.4%	330	5.6%

Interest expense - net.............................................	(112)		(116)

Income before income taxes....................................	279		214

Federal, state and local income tax expense (Note 3)...	(98)		(83)

Net income...............................................................	$ 181		$ 131

Basic earnings per share...........................................	$ .43		$ .31

Diluted earnings per share.........................................	$ .43		$ .30

Average common shares:
Basic.................................................................	417.1		425.1
Diluted...............................................................	423.7		430.0

End of period common shares outstanding.................	414.6		425.2

Depreciation and amortization expense......................	$ 256		$ 268

MACY'S, INC.

Consolidated Statements of Income (Unaudited)

Notes:

(1) Because of the seasonal nature of the retail business, the results of operations for the 13 weeks ended April 28, 2012 and April 30, 2011 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.

(2)  Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method.  Application of this method did not impact cost of sales for the 13 weeks ended April 28, 2012 or April 30, 2011.

(3) Federal, state and local income taxes differ from the federal income tax statutory rate of 35%, principally because of the effect of state and local taxes, including the settlement of various tax issues and tax examinations.

MACY'S, INC.

Consolidated Balance Sheets (Unaudited)

(millions)

	April 28,	January 28,	April 30,
	2012	2012	2011
ASSETS:
Current Assets:
Cash and cash equivalents..................................	$ 1,891	$ 2,827	$ 1,152
Receivables.......................................................	277	368	225
Merchandise inventories.....................................	5,465	5,117	5,159
Prepaid expenses and other current assets...........	400	465	378
Total Current Assets.......................................	8,033	8,777	6,914

Property and Equipment - net...............................	8,359	8,420	8,636
Goodwill..............................................................	3,743	3,743	3,743
Other Intangible Assets - net................................	589	598	628
Other Assets........................................................	553	557	496

Total Assets...................................................	$21,277	$22,095	$ 20,417

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Short-term debt.................................................	$ 313	$ 1,103	$ 741
Merchandise accounts payable...........................	2,346	1,593	2,131
Accounts payable and accrued liabilities..............	2,225	2,788	2,071
Income taxes.....................................................	104	371	68
Deferred income taxes.......................................	440	408	397
Total Current Liabilities...................................	5,428	6,263	5,408

Long-Term Debt...................................................	6,644	6,655	6,343
Deferred Income Taxes........................................	1,099	1,141	1,284
Other Liabilities....................................................	2,073	2,103	1,694
Shareholders' Equity.............................................	6,033	5,933	5,688

Total Liabilities and Shareholders' Equity.........	$21,277	$22,095	$ 20,417

Note: Certain reclassifications were made to prior year’s amounts to conform with the classifications of such amounts in the most recent years.

MACY'S, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)

13 Weeks Ended

April 28, 2012

13 Weeks Ended

April 30, 2011

Cash flows from operating activities:
Net income....................................................................	$ 181	$ 131
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization...................................	256	268
Stock-based compensation expense...........................	21	16
Amortization of financing costs and premium on acquired debt..........................................................	(5)	(4)
Changes in assets and liabilities:
Decrease in receivables........................................	95	113
Increase in merchandise inventories.......................	(348)	(401)
(Increase) decrease in prepaid expenses and other current assets.........................................	61	(28)
(Increase) decrease in other assets not separately identified...................................	21	(2)
Increase in merchandise accounts payable.............	720	655
Decrease in accounts payable and accrued liabilities not separately identified......................	(450)	(415)
Decrease in current income taxes..........................	(267)	(114)
Increase (decrease) in deferred income taxes........	(24)	69
Increase (decrease) in other liabilities not separately identified.......................................	4	(221)
Net cash provided by operating activities..............	265	67

Cash flows from investing activities:
Purchase of property and equipment...............................	(168)	(61)
Capitalized software.......................................................	(46)	(33)
Disposition of property and equipment.............................	23	4
Other, net......................................................................	(11)	26
Net cash used by investing activities....................	(202)	(64)

Cash flows from financing activities:
Debt repaid....................................................................	(795)	(335)
Dividends paid...............................................................	(83)	(21)
Increase (decrease) in outstanding checks.......................	(16)	10
Acquisition of treasury stock...........................................	(246)	(2)
Issuance of common stock..............................................	141	33
Net cash used by financing activities....................	(999)	(315)

Net decrease in cash and cash equivalents..........................	(936)	(312)
Cash and cash equivalents at beginning of period...............	2,827	1,464

Cash and cash equivalents at end of period.........................	$ 1,891	$ 1,152